                                                                      EXHIBIT 12

                  THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
                              Computation of Ratios
                          (In thousands, except ratios)




                                                                                 Twelve Months Ended
                                                                                    December 31,
                                                   --------------------------------------------------------------------------
                                                    1998             1997              1996             1995              1994
EARNINGS:

Income (loss) from continuing
   operations before
   income taxes                                   ($46,287)     $ 1,335,708         $ 991,098        $ 896,742          $577,272

Add: fixed charges                                 115,871          116,677           126,463          129,726           254,355
                                                  ---------     -----------         ---------        ---------          --------
     Income as adjusted                            $69,584       $1,452,385        $1,117,561       $1,026,468          $831,627
                                                  ---------     -----------         ---------        ---------          --------
                                                  ---------     -----------         ---------        ---------          --------
FIXED CHARGES AND
   PREFERRED DIVIDENDS:

Fixed charges:
   Interest costs                                  $75,391         $ 86,202          $ 87,419         $ 90,800           $76,659
   Rental expense (1)                               40,480           30,475            39,044           38,926           177,696
                                                  ---------     -----------         ---------        ---------          --------
     Total fixed charges                           115,871          116,677           126,463          129,726           254,355

Preferred stock dividends                           13,082           19,810            38,092           46,098            64,337
Dividend on preferred
  capital securities                                37,726           33,312            12,585            7,763                 -
                                                  ---------     -----------         ---------        ---------          --------
     Total fixed charges
        and preferred
        dividends                                 $166,679        $ 169,799          $177,140         $183,587          $318,692
                                                  ---------     -----------         ---------        ---------          --------
                                                  ---------     -----------         ---------        ---------          --------
Ratio of earnings to
   fixed charges (2)                               -                12.45             8.84              7.91             3.27
                                                  ---------     -----------         ---------        ---------          --------
                                                  ---------     -----------         ---------        ---------          --------
Ratio of earnings to
   combined fixed charges
   and preferred
   stock dividends (2)                             -                 8.55             6.31              5.59             2.61
                                                  ---------     -----------         ---------        ---------          --------
                                                  ---------     -----------         ---------        ---------          --------




(1) Interest portion deemed implicit in total rent expense. Amounts 1998 and 1994 include $11 million and $130 million, respectively, of net present value of rents representative of interest included in facilities exit costs.

(2) The 1998 loss is inadequate to cover "fixed charges" by $46.3 million and "combined fixed charges and preferred stock dividends" by $97.1 million.



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